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                                                                      NEWS
FOR IMMEDIATE RELEASE                                                 RELEASE

        NRG ENERGY SELLS PORTION OF INTEREST IN ENFIELD ENERGY CENTRE TO

                          EL PASO ENERGY INTERNATIONAL

         MINNEAPOLIS (December 28, 1998) - NRG Energy, Inc. (NRG), a wholly-owned subsidiary of Northern States Power Company (NYSE: NSP), announced today the sale by an NRG affiliate of one-half of its 50 percent interest in Enfield Energy Centre Ltd. (EECL) to an affiliate of El Paso Energy International for $26.2 million, resulting in an after-tax gain to NRG of $16.6 million. The remaining 50 percent interest in EECL is held by an affiliate of Chicago-based Indeck Energy Services, Inc.

         EECL was established in 1993 to construct, own and operate a 396 MW combined-cycle gas turbine generation facility located in the Borough of Enfield, North London, England. Financial close for the project occurred in December of 1997. Construction is on schedule and the project is expected to be operational by October 1999.

         NRG and El Paso have an existing business relationship related to the ownership of Energy Center Kladno (ECK) and together have majority ownership in the Energy Center Kladno Generating (ECKG) facility currently under construction in Kladno, Czech Republic.

         "This transaction further solidifies the partnership between NRG and El Paso," commented David H. Peterson, chairman, president and chief executive officer of NRG. "NRG values our business relationship with El Paso and hopes to continue joint participation in additional project investments in Europe and elsewhere."


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         NRG is one of the world's leading independent power producers, specializing in the development, construction, operation, maintenance and ownership of low-cost, environmentally-sensitive power plants. Established in 1989, NRG has a low-risk, high quality portfolio of projects in the United States, Europe, the Pacific Rim, and Latin America. NRG is involved in approximately 13,000 MW of projects utilizing diverse fuel types including natural and landfill gas, hydro, and solid fuels such as coal, lignite, bio-mass and refuse-derived fuel.

         Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG.
         For more information regarding these risks and uncertainties, review NRG's filings with the Securities and Exchange Commission.



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Trudy Marshall
Director Communications
612/373-5410